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                                   EXHIBIT 99

                        HOECHST AG COMPLETES ACQUISITION
                          OF MARION MERRELL DOW INC. -
               A STEP TOWARD GLOBAL LEADERSHIP IN PHARMACEUTICALS

KANSAS CITY, Mo., and FRANKFURT, Germany, July 18, 1995 - Hoechst AG today completed its $7.1 billion acquisition of Marion Merrell Dow Inc. following approval of the transaction at a meeting of Marion Merrell Dow shareholders.

Under an agreement with the Federal Trade Commission in June, Hoechst's acquisition of Marion Merrell Dow was allowed to proceed but the companies will operate separately until specific antitrust questions are resolved. Once those issues are resolved with the FTC, the companies will begin combining their worldwide pharmaceutical businesses.

"We are very pleased to take this strategic step toward creating a new global leader in the pharmaceutical business _ Hoechst Marion Roussel," said Jurgen Dormann, chairman of Hoechst AG and chairman of a steering committee overseeing the planning for integration of Hoechst's pharmaceutical activities. "This acquisition enhances our worldwide presence, particularly in the North American market."

Holders of approximately 80 million shares (29 percent) of Marion Merrell Dow stock will receive $25.75 per share in cash, plus five cents per share, based on a pro rata portion of a regular quarterly dividend. Trading in Marion Merrell Dow stock (NYSE: MKC) ended today, and the payment process will begin promptly (details below). As previously announced, on June 28, Hoechst acquired about 197 million shares (71 percent) of Marion Merrell Dow from The Dow Chemical Company.

Fred W. Lyons, Jr., chairman and chief executive officer of Marion Merrell Dow and vice chairman of the joint steering committee, said: "In teaming up with Hoechst, we see the culmination of our strategic efforts to put together a company with the global strength to excel amid the dramatic changes taking place in health care around the world. We are confident of Hoechst Marion Roussel's success."

Jean-Pierre Godard, currently the head of Hoechst's pharmaceuticals division, will become global head of Hoechst Marion Roussel. Richard J. Markham, president and chief operating officer of Marion Merrell Dow, will become deputy head of Hoechst Marion Roussel. A 12-member executive committee has been providing guidance since mid-May in planning for organizational structures and operating processes.

"We are preparing to combine the strengths of three great companies - Hoechst, Marion Merrell Dow and Roussel Uclaf - to serve health-care providers and patients around the world," Mr. Godard said. "With participation by hundreds of people from the three companies, we are designing an organization to serve customers well, to produce substantial synergies and to make the transition quickly and smoothly."

Mr. Markham added: "Our vision is to create a global, multicultural health-care company that has the resources to compete successfully with the largest players in the industry - and to bring the very best in pharmaceutical care to patients."

With combined sales estimated at $10 billion, Hoechst Marion Roussel will
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be one of the world's largest pharmaceutical organizations, active in four major regions: Europe/Africa/Near East, North America, Asia/Pacific and Latin America.

Hoechst Marion Roussel products will include the Cardizem (registered trademark) (diltiazem) and Trental (registered trademark) (pentoxifylline) brands of cardiovascular medications, the Seldane (registered trademark) (terfenadine) family of anti-allergy products, Claforan (registered trademark) (cefotaxime sodium) and Rulid (registered trademark) (roxithromycin) antibiotics, DiaBeta (registered trademark) (glyburide) blood-glucose-lowering agent, and a broad range of other prescription medications.

The Hoechst Group is an international network of innovative and customer-oriented companies in the pharmaceutical, agricultural and industrial chemical sectors. In 1994, it employed about 165,000 people and achieved sales of nearly DM 50 billion.

Additional Shareholder Information:

Letters of transmittal will be sent promptly to registered Marion Merrell Dow shareholders (those who hold stock certificates) explaining how to obtain payment of the merger consideration. Shareholders whose stock is held in brokerage accounts will receive payment through their brokers and should contact their brokers for information. Shareholders who are enrolled in the company's dividend reinvestment plan will receive payment directly from the company's transfer agent, First Chicago Trust Company of New York.

The merger does not affect Marion Merrell Dow's previously declared second-quarter dividend of 25 cents per share for shareholders of record June 30, which will be paid separately on July 28, as scheduled.